UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 8, 2009

 UpSnap, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50560
(Commission File Number)

20-0118697
(I.R.S. Employer Identification No.)

2930 9th Avenue North, Lethbridge, Alberta, Canada  TIH 5E4
(Address of Principal Executive Offices) (Zip Code)

(403) 320-1778
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by UpSnap, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement
ITEM 3.02 Unregistered Sales of Securities

The Registrant and the individuals listed on the signature page thereof (the “Sellers”) have entered into a Preferred Stock Exchange Agreement, dated as of January 8, 2009 (the “Agreement”), pursuant to which the Registrant agreed to issue 338,938,010 shares of Common Stock, when the same are authorized, and to issue 127,568,470 options on Common Stock of UpSnap, when the same are authorized (collectively referred to as the “UpSnap Securities”) in exchange for not less than 3,198,362 shares of Preferred Stock of Duratech Group Inc., an Alberta corporation and majority owned subsidiary of UpSnap (“Duratech”), and up to 1,203,790 options on Preferred Stock of Duratech (collectively referred to as the “Duratech Securities”).  The exchange ratio under the Agreement for the exchange of both the Common Stock of UpSnap for the Preferred Stock of Duratech, and for the options on Common Stock of UpSnap for options on the Preferred Stock of Duratech is equal to 105.9723627 to one.

Inasmuch as the Sellers have agreed to exchange all of their Duratech Securities for UpSnap Securities, and the Sellers represent the holders of all of the Preferred Stock and options on Preferred Stock of Duratech, after the closing UpSnap will own all of such issued and outstanding securities..  The Preferred Stock of Duratech has a designation which entitles it to one vote per share, has a $1.00 liquidation preference and is not entitled to any dividend or conversion privilege.  There is one remaining security, other than the common stock of Duratech, which will be issued and outstanding after the exchange.  This is the 158,096 shares of Preferred Non-Voting stock, which has a $1.00 liquidation preference, is not entitled to any dividend or conversion privilege, and is to be liquidated in three years.

UpSnap will issue, when the UpSnap securities are authorized, the UpSnap Securities in reliance  on an exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S, inasmuch as the Sellers (with one exception) are all non-U.S. persons.  UpSnap will issue, when the UpSnap Securities are authorized, the UpSnap Securities to the one U.S. person in reliance on an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The closing contemplated by the Agreement shall be held as promptly as practicable after the Articles of Incorporation of UpSnap are amended to authorize at least 466,506,480 shares of Common Stock, $.001 par value, to be issued pursuant to the Agreement.  In this regard, the Registrant has filed with the Commission a preliminary information statement on Schedule 14C to increase the authorized common stock to One Billion (1,000,000,000) shares and to authorize Ten Million (10,000,000) shares of so-called “blank check” preferred stock, which preliminary information statement has been reviewed and commented on by the Commission by letter dated November 3, 2008.  There can be no assurances that the increase in authorized Common Stock necessary to consummate the exchange will be effected unless the Registrant is cleared by the Commission to file and mail a definitive information statement on Schedule 14C to its shareholders pursuant to SEC Rule 14c-2.  The registrant intends to amend the preliminary information statement on Schedule 14C to respond to the Commission's comments contained in its letter of November 3, 2008, and to incorporate the terms and conditions of the Agreement.

Consummation of the Agreement will not result in a change in control of the Registrant, inasmuch as the Sellers currently own 71.08% of the issued and outstanding shares of Common Stock and options on Common Stock of the Registrant.  After the closing under the Agreement, the Sellers will own 95% of the issued and outstanding shares of Common Stock and options on Common Stock of the Registrant.  Insofar as the transaction contemplated by the Agreement involves an interested director transaction within the meaning of NRS 78.140, management believes that the transaction is fair to UpSnap at the time it was authorized and approved by its Board of Directors.  UpSnap will benefit by increasing its ownership of the equity capitalization of Duratech from 65% to 98.76% as a result of the exchange of the Duratech Securities for the UpSnap Securities.

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Registrant currently has issued and outstanding 73,719,666 shares of par value $.001 common stock, which trades on the Over-The-Counter Bulletin Board under the symbol “UPSN.OB,” and 23,780,334 options on shares of common stock.

ITEM 9.01   Financial Statements and Exhibits

(d)  Exhibits

2.1   Preferred Stock Exchange Agreement dated  January 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.

Date: January 20, 2009	By:	/s/ Peter Van Hierden
Peter Van Hierden
Chief Executive Officer and Director

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